                                                                                                                                                                                                                                                                                                                         Exhibit 10.35

Portions of this exhibit marked [*] are requested to be treated confidentially.

SECOND AMENDMENT TO THE

LETTER AGREEMENT FOR SERVICES

by and between

SHARECARE, INC.,

and

HSW INTERNATIONAL, INC.

This SECOND AMENDMENT (“Second Amendment”) is entered into effective as of the 30th day of June 2010 (“Effective Date”), by and between Sharecare, Inc., a company incorporated under the laws of the State of Delaware and located at 3280 Peachtree Road, Suite 600, Atlanta, GA 30303 (“Sharecare”) and HSW International, Inc., a company incorporated under the laws of the State of Delaware and located at 3280 Peachtree Road, Suite 600, Atlanta, GA 30305 (“HSWI”).

Recitals

Whereas, on October 30, 2009, Sharecare and HSWI entered into a Letter Agreement for Services, as amended by the First Amendment of December 30, 2009, (the “Agreement”) whereby HSWI is to perform certain services for Sharecare;

Whereas, the Agreement provides for HSWI to perform services for Sharecare in connection with the Sharecare Service on a dedicated “Ask Dr. Oz” subdomain of the website for “The Dr. Oz Show” and on a top level domain Sharecare website, respectfully referred to in the Agreement as the Oz Site and the Sharecare Site;

Whereas, Sharecare and HSWI wish to amend the Agreement to provide for HSWI's provision of certain additional services to Sharecare related to Sharecare's outsourced operation and management of the top level domain website for “The Dr. Oz Show” as more specifically described herein; and,

Whereas, Sharecare and HSWI wish to extend the Term of the Agreement until December 31, 2010, unless earlier terminated solely as expressly permitted in the Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not specifically defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Additional Services. Pursuant to the terms set forth in this Second Amendment, HSWI agrees to perform additional Services to operate the top level domain web site for “The Dr. Oz Show,” presently located at www.doctoroz.com, (the “Dr. Oz Show Site”) including without limitation the development of additional functionality and new content for the Dr. Oz Show Site, in accordance with the Show Site Specifications and Show Site Budget as described and defined in Sections 3 and 4, respectively, below (“Additional Services”). It is understood and agreed that notwithstanding the fact that the Oz Site is a subdomain on the Dr. Oz Show Site, the Services and other terms applicable thereto shall be unaffected by the terms of this Second Amendment and the terms hereof shall apply only to the remainder of the Dr. Oz Show Site except as may be expressly contemplated hereunder. Except as expressly set forth in this Second Amendment to the contrary, the Additional Services shall be deemed to be Services under and for purposes of the Agreement.

3. Show Site Specifications. The parties shall work in good faith and prepare a mutually agreed specifications document to cover the Additional Services for the Dr. Oz Show Site (the “Show Site Specifications”), which shall be consistent with the development and operational plan (the “Oz Show Plan”) agreed upon between Sharecare and the Dr. Oz Show Site owner (“Dr. Oz Show Site Owner”) pursuant to the agreement between them. Notwithstanding the foregoing, any service levels agreed to in the Show Site Specifications shall be consistent with those that HSWI reasonably can meet given the Show Site Budget. HSWI agrees to perform the Additional Services for the Dr. Oz Show Site in accordance with the mutually agreed Show Site Specifications, subject to Changes thereto initiated and approved by the parties as contemplated under the Agreement.

4. Dr. Oz Show Site Budget. The parties shall work in good faith and prepare a mutually agreed budget to cover Services for the Dr. Oz Show Site, such budget to be prepared in a manner consistent with the preparation of the initial Budget set forth in Section 7 of the Agreement (the “Dr. Oz Show Site Budget”). HSWI agrees to perform the Services for the Dr. Oz Show Site in accordance with the mutually agreed Dr. Oz Show Site Budget, subject to modification from time to time by written agreement of the parties in connection with mutually agreed Changes. Any amounts incurred for the Additional Services in excess of the Dr. Oz Show Site Budget shall be incurred by HSWI at its sole risk and cost unless otherwise agreed to by Sharecare through mutually agreed Changes. The Dr. Oz Show Site Budget will include an additional fixed management fee for HSWI’s management of the Dr. Oz Show Site, as follows: (i) for the first [*]1 months, a monthly fee of $[*], and (ii) for the next [*]months, a monthly fee of $[*].

5. Additional Termination Rights. In addition to the termination rights generally applicable to the Services under the Agreement, the parties hereby agree that Sharecare shall have the right to terminate the Additional Services without termination of the Agreement or the other Services contemplated thereunder by written notice to HSWI following any termination of the agreement between Sharecare and the Dr. Oz Show Site Owner, it being understood that Sharecare shall provide HSWI prompt written notice of such termination or other event as soon as reasonably practical after its receipt of such notice from the Dr. Oz Show Site Owner.

6. Extension of Term. The date of June 30, 2010, in Section 1 of the Agreement, referring to the expiration of the Term, as amended by the First Amendment of December 30, 2009, is amended and replaced with the date of December 31, 2010, such that the Term of the Agreement shall expire on December 31, 2010. The Services performed by HSWI during the extended Term contemplated hereunder shall constitute “Services” under the Agreement for all purposes of the Agreement.

7. Extension of Term Budget. The parties shall work in good faith and prepare a mutually agreed budget to cover Services performed during the extended Term contemplated in this

[*] Confidential treatment requested.

Amendment (i.e., for the period of the Term commencing on July 1, 2010, and extending through the remainder of the Term), such budget to be prepared in a manner consistent with preparation of the initial Budget set forth in Section 7 of the Agreement, as the same may have been modified by the parties in accordance with the terms of the Agreement (collectively, the “Modified Budget”). HSWI agrees to perform the Services in accordance with the mutually agreed Modified Budget, subject to modification from time to time by written agreement of the parties in connection with mutually agreed Changes.

8. Authority. Each party represents and warrants that it has full and complete authority to enter into this Amendment.

9. Effect of Amendment. Except as expressly set forth in this Amendment, all provisions set forth in the Agreement shall continue to remain in full force and effect and shall not be affected by this Amendment. To the extent of any direct conflict between the terms of this Amendment and the terms of the Agreement, the applicable terms of this Amendment shall control.

10. Further Assurances. The parties will execute and deliver such other instruments and documents, and take such other actions, as either party reasonably requests to evidence or effect the transactions contemplated by this Amendment.

11. Headings. The headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

12. Counterparts. This Amendment may be executed in two or more counterparts (electronically - i.e., by scanned PDF - or otherwise), each of which shall be deemed to be an original, but all of which together shall constitute one instrument binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

[Signatures continued on next page]

This Second Amendment to the Agreement is signed below by the duly authorized representatives of the parties and effective as of the Effective Date.

Sharecare                                                                                  HSWI
Sharecare, Inc.                                                                      HSW International, Inc.

By:  /s/ Colin B. Daniel                                                            By:  /s/ Bradley T. Zimmer

Name:  Colin B. Daniel, CPA                                                   Name: Bradley T. Zimmer

Title:  Vice President, Finance                                                Title:  Executive Vice President & General Counsel